Exhibit 1.2

JOINDER AGREEMENT

May 27, 2004

Reference is hereby made to the Purchase Agreement, dated May 24, 2004 (the “Purchase Agreement”), between Leiner Merger Corporation (“Mergeco”) and the Initial Purchasers named therein, and the Registration Rights Agreement, dated the date hereof (the “Registration Rights Agreement” and together with the Purchase Agreement, the “Agreements”) between Mergeco and the Initial Purchasers named therein. Unless otherwise defined herein, terms defined in the Purchase Agreement and used herein shall have the meanings given them in the Purchase Agreement.

Each of the undersigned parties hereby unconditionally and irrevocably expressly assumes, confirms and agrees to perform and observe as an Issuer each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of an Issuer under both of the Agreements as if it were an original signatory thereto.

Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as any other undersigned party or the Initial Purchasers may reasonably require to effect the purpose of this Joinder Agreement.

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement the date first above written.

LEINER HEALTH PRODUCTS INC.

By:	/s/ Gale K. Bensussen
Name: Gale K. Bensussen
Title: President

LEINER HEALTH SERVICES CORP.

By:	/s/ Gale K. Bensussen
Name: Gale K. Bensussen
Title: President

LEINER HEALTH PRODUCTS, LLC

By:	/s/ Gale K. Bensussen
Name: Gale K. Bensussen
Title: President